UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14a INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WHISPERING OAKS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

WHISPERING OAKS INTERNATIONAL, INC.

7080 River Road, Suite 215

Richmond, British Columbia

CANADA V6X 1X5

Dear BioCurex (BOCX) Shareholder:

PROXY VOTE REMINDER:

As you might know, we have called a special meeting of the shareholders to decide on two important proposals for the future of our company. One refers to the official change of the company name from Whispering Oaks International Inc. to BioCurex Inc., the other relates to an increase in the authorized number of shares, which is necessary to obtain funding as described in the proxy statement.

The Company has made arrangements, for your convenience, to vote online:

- If you have share certificates, you should receive the proxy material from our transfer agent. The proxy card has your name account number and a 9 digit Control Number on the top left corner of the proxy card. You can vote by going to

http://www.shareholdervote.info/whisproaksmaterial.htm and vote by inputting your Control Number. (There is a link to this site in the Investor’s section of our web site at biocurex.com).

You can also vote by sending the proxy marked accordingly using the enclosed envelop addressed to:

Securities Transfer Corporation,
P.O. Box 701629, Dallas TX
75370-9967, USA.

- If you have shares deposited in a broker’s account, you should receive a proxy statement and a proxy card with instructions on how to vote online. The web site for each broker might be different and the Control Number or Code Number might have a different number of digits (e.g. 12). Also, you can send the proxy vote by mail to the broker using the envelope provided to that effect.

IMPORTANT:

- If your have shares in one or more broker’s account and shares in the form of certificates you need to vote on each individual proxy card you receive.

- For the proposals to pass, the number of votes FOR must be equal or higher than 50% of the outstanding shares + 1. Thus, not voting counts as a vote against.

- The Board recommends to vote FOR on both proposal.

In the name of the BioCurex Board, sincerely, Dr. Ricardo Moro, President and CEO.